Exhibit e(iii) under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K
                                                                       FORM OF
                                                                      Exhibit L
                                     to the
                             Distributor's Contract

                              MARSHALL FUNDS, INC.

                           Marshall Equity Income Fund
                         Marshall Government Income Fund
                         Marshall Intermediate Bond Fund
                        Marshall International Stock Fund
                     Marshall Large-Cap Growth & Income Fund
                          Marshall Mid-Cap Growth Fund
                           Marshall Mid-Cap Value Fund
                         Marshall Small-Cap Growth Fund

                                 Class A Shares

     The following provisions are hereby incorporated and made part of the Distributor's Contract dated the 1st day of October, 1992 between Marshall Funds, Inc. and Federated Securities Corp. with respect to Classes of the Funds set forth above.

      1. The Fund hereby appoints FSC to engage in activities principally intended to result in the sale of shares. Pursuant to this appointment, FSC is authorized to select a group of brokers ("Brokers") to sell shares of the above-listed Fund ("Shares") at the current offering price thereof as described and set forth in the respective prospectuses of the Fund, and to render administrative support services to the Fund and its shareholders. In addition, FSC is authorized to select a group of administrators ("Administrators") to render administrative support services to the Fund and its shareholders.

      2. Administrative support services may include, but are not limited to, the following functions: 1) account openings: the Broker or Administrator communicates account openings via computer terminals located on the Broker's or Administrator's premises; 2) account closings: the Broker or Administrator communicates account closings via computer terminals; 3) enter purchase transactions: purchase transactions are entered through the Broker's or Administrator's own personal computer or through the use of a toll-free telephone number; 4) enter redemption transactions: Broker or Administrator enters redemption transactions in the same manner as purchases; 5) account maintenance: Broker or Administrator provides or arranges to provide accounting support for all transactions. Broker or Administrator also wires funds and receives funds for Fund share purchases and redemptions, confirms and reconciles all transactions, reviews the activity in the Fund's accounts, and provides training and supervision of its personnel; 6) interest posting: Broker or Administrator posts and reinvests dividends to the Fund's accounts; 7) prospectus and shareholder reports: Broker or Administrator maintains and distributes current copies of prospectuses and shareholder reports; 8) advertisements: the Broker or Administrator continuously advertises the availability of its services and products; 9) customer lists: the Broker or Administrator continuously provides names of potential customers; 10) design services: the Broker or Administrator continuously designs material to send to customers and develops methods of making such materials accessible to customers; and 11) consultation services: the Broker or Administrator continuously provides information about the product needs of customers.
      3. During the term of this Agreement, the Fund will pay FSC for services pursuant to this Agreement, a monthly fee computed at the annual rate of .25% of the average aggregate net asset value of the Class A Shares of the Marshall Equity Income Fund, Marshall Government Income Fund, Marshall Intermediate Bond Fund, Marshall International Stock Fund, Marshall Large-Cap Growth & Income Fund, Marshall Mid-Cap Growth Fund, Marshall Mid-Cap Value Fund and Marshall Small-Cap Value Fund held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

      4. FSC may from time-to-time and for such periods as it deems appropriate reduce its compensation to the extent any Shares' expenses exceed such lower expense limitation as FSC may, by notice to the Fund, voluntarily declare to be effective.

       5. FSC will enter into separate written agreements with various firms to provide certain of the services set forth in Paragraph 1 herein. FSC, in its sole discretion, may pay Brokers and Administrators a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by FSC in its sole discretion.

      6. FSC will prepare reports to the Board of Directors of the Fund on a quarterly basis showing amounts expended hereunder including amounts paid to Brokers and Administrators and the purpose for such payments.

      7. In the event any amendment to this Agreement materially increases the fees set forth in Paragraph 3, such amendment must be approved by a vote of a majority of the outstanding voting securities of the particular class.

     In consideration of the mutual covenants set forth in the Distributor's Contract dated October 1, 1992 between Marshall Funds, Inc. and Federated Securities Corp., Marshall Funds, Inc. executes and delivers this Exhibit on behalf of the Fund set forth in this Exhibit.

      Witness the due execution hereof this            day of           , 1998.

                                    MARSHALL FUNDS, INC.


                                    By:
                                    Name:
                                    Title:

                                    FEDERATED SECURITIES CORP.


                                    By:
                                    Name:
                                    Title: